Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: July 24, 2014

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Heritage completed the merger with Washington Banking Company on May 1, 2014

•	Diluted earnings per common share were $0.16 for the quarter ended June 30, 2014 compared to $0.18 for the prior year quarter ended June 30, 2013 and unchanged from the linked-quarter ended March 31, 2014.

•	Excluding merger-related expenses incurred as a result of the Washington Banking Company merger, earnings per share were $0.31 for the quarter ended June 30, 2014

•	Heritage declared a cash dividend of $0.09 per common share, an increase of 12.5% from the prior cash dividend

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“the Company” or “Heritage”), today reported that the Company had net income of $4.1 million for the quarter ended June 30, 2014 compared to net income of $2.7 million for the quarter ended June 30, 2013 and $2.5 million for the linked-quarter ended March 31, 2014. Net income for the quarter ended June 30, 2014 was $0.16 per diluted common share compared to $0.18 per diluted common share for the quarter ended June 30, 2013 and $0.16 per diluted common share for the linked-quarter ended March 31, 2014.

Net income for the six months ended June 30, 2014 was $6.7 million, or $0.32 per diluted common share, compared to $5.6 million, or $0.37 per diluted common share, for the six months ended June 30, 2013.

Mr. Vance commented, “Taking into consideration the effects of Washington Banking merger-related expenses, I am pleased with the financial results for the quarter. Merger-related expenses lowered earnings per share by $0.15 for the second quarter of 2014. Excluding these merger-related expenses, earnings per share were $0.31 for the quarter. Since the merger closed on May 1, 2014, only two of the three reporting months for the quarter included the effects of the Washington Banking merger.”

“Linked-quarter and year-over-year comparisons reflect a substantially and positively different company as a result of the merger, and we are beginning to see a balance sheet and operating metrics that are reflecting what we believed were the values of this strategic merger. Specifically, two merger adjusted metrics, earnings per share and efficiency ratio, are beginning to reflect the accretion, scale and efficiencies of this combination. We are also pleased with our resulting tangible common equity to tangible assets ratio which while substantially reduced still gives us the ability to take advantage of future growth opportunities as well as a continuation of our capital management strategies.”

“There are considerable integration activities and opportunities to improve efficiencies yet remaining for the balance of this year, and we are positive about the outcome of our efforts.”

Merger with Washington Banking Company

Effective May 1, 2014, Heritage completed the strategic merger with Washington Banking Company and its wholly owned subsidiary, Whidbey Island Bank (“Washington Banking Merger”). The merger was accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Washington Banking was allocated to the assets (including identifiable intangible assets) and the liabilities of Washington Banking at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The allocation of the purchase price is subject to adjustment within the one year re-measurement period.

The following table provides detail of the fair value of the assets acquired and liabilities assumed:

At May 1, 2014
(in thousands)

Total merger consideration	$270,107

Fair value of assets acquired:
Cash and cash equivalents	74,947
Investment securities available for sale	458,312
Federal Home Loan Bank stock	7,064
Noncovered loans	893,824
Covered loans	109,693
Premises and equipment	31,776
Bank owned life insurance	32,519
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	7,407
Other real estate owned ($5,122 covered by FDIC shared-loss agreements)	7,121
Other intangible assets	11,194
Prepaid expenses and other assets	23,808

Total assets and identifiable intangible assets acquired	1,657,665
Fair value of liabilities assumed:
Deposits	1,433,894
Junior subordinated debentures	18,937
Accrued expenses and other liabilities	23,551

Total liabilities and identifiable liabilities assumed	1,476,382

Fair value of net assets and identifiable intangible assets acquired	181,283

Excess consideration paid over the net assets and identifiable intangible assets acquired	$88,824

Impact of 2013 Initiatives

In addition to the merger with Washington Banking, the following other 2013 initiatives had an impact on the current and historical operating results of the Company:

•	On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (the “NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

•	On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank.

•	On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley

Acquisition”). As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank. During the quarter ended December 31, 2013, four former Valley Bank branches were consolidated into other Heritage Bank branches.

•	During the quarter ended December 31, 2013, the Company completed a core system conversion of Heritage Bank.

•	Also during the quarter ended December 31, 2013, the Company consolidated three Heritage Bank branches into other Heritage Bank branches.

Balance Sheet

The Company’s total assets increased $1.73 billion to $3.39 billion at June 30, 2014 from $1.66 billion at March 31, 2014 as a result of the Washington Banking Merger. Excluding the total assets acquired as a result of the Washington Banking Merger, total assets decreased $17.4 million during the quarter ended June 30, 2014.

Total noncovered loans, net of net deferred fees (not including loans held for sale) increased $894.0 million to $2.07 billion at June 30, 2014 from $1.18 billion at March 31, 2014 primarily due an increase of $893.8 million of noncovered loans as a result of the Washington Banking Merger. Noncovered loans include loans originated by Heritage Bank as well as other noncovered loans obtained in previous mergers and acquisitions.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “We continue to see steady loan growth across the combined lending platform and a continuing upward trend in our loan pipeline. The size and breadth of the post-merger organization will provide additional lending opportunities.”

Total deposits increased $1.46 billion to $2.87 billion at June 30, 2014 from $1.40 billion at March 31, 2014 primarily due to the Washington Banking Merger. Excluding the deposits assumed as a result of the Washington Banking Merger, total deposits increased $28.4 million, or 2.0%, during the quarter ended June 30, 2014. Non-maturity deposits as a percentage of total deposits decreased to 78.3% at June 30, 2014 from 78.8% at March 31, 2014. In addition, noninterest bearing demand deposits to total deposits decreased to 23.3% at June 30, 2014 from 25.1% at March 31, 2014. The decreases in these ratios were primarily due to the Washington Banking Merger.

Total stockholders’ equity increased $233.4 million to $449.8 million at June 30, 2014 from $216.4 million at March 31, 2014. This increase was mostly due to $226.8 million of stock issued in the Washington Banking Merger, $4.1 million of net income, and an increase of $2.0 million in accumulated other comprehensive income, net. The Company and Heritage Bank, its subsidiary bank, continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2014 of 11.9%, 13.7% and 14.9%, respectively, as compared to 11.5%, 15.3%, and 16.6%, at March 31, 2014, respectively.

Credit Quality

The allowance for loan losses on noncovered loans decreased $451,000 to $22.4 million at June 30, 2014 from $22.8 million at March 31, 2014 as a result of $821,000 in net charge-offs recognized during the quarter ended June 30, 2014 partially offset by $370,000 in provision for loan losses. Nonperforming noncovered loans to total noncovered loans decreased to 0.66% at June 30, 2014 from 0.98% at March 31, 2014. Nonaccrual noncovered loans increased $2.0 million to $13.6 million ($11.3 million net of government agency guarantees) at June 30, 2014 from $11.5 million ($9.7 million net of government agency guarantees) at March 31, 2014. The increase was due to $3.9 million of additions to nonaccrual noncovered loans partially offset by $1.3 million of net principal reductions and $623,000 of charge-offs. Of the $3.9 million of additions to nonaccrual noncovered loans, approximately $3.3 million were previously reported as potential problem loans and $418,000 were previously reported as performing troubled debt restructurings.

The allowance for loan losses to nonperforming noncovered loans was 164.62% at June 30, 2014 compared to 197.75% at March 31, 2014. Potential problem noncovered loans were $137.0 million at June 30, 2014 compared to $58.4 million at March 31, 2014. The $78.6 million increase in noncovered potential problem loans from the prior quarter-end was due to noncovered potential problem loans acquired in the Washington Banking Merger. Excluding the effects of the Washington Banking Merger, noncovered potential problem loans decreased $4.4 million during the quarter ended June 30, 2014. This decrease was due to $3.3 million of noncovered potential problem loans transferring to nonaccrual status and $1.0 million being classified as noncovered performing troubled debt restructurings.

The allowance for loan losses on noncovered loans to total noncovered loans, net was 1.08% at June 30, 2014 compared to 1.94% as March 31, 2014. The decrease in the allowance percentage resulted from the noncovered loans acquired in the Washington Banking Merger, for which no allowance was estimated at quarter-end giving management’s judgment that net acquisition accounting adjustments adequately address the estimated losses in the acquired loans. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2014.

Nonperforming noncovered assets were $18.6 million ($16.3 million net of government agency guarantees), or 0.58% of total noncovered assets, at June 30, 2014, compared to $15.6 million ($13.8 million net of government agency guarantees), or 0.97% of total noncovered assets, at March 31, 2014. Other real estate owned increased $3.8 million to $8.1 million at June 30, 2014 (of which $3.0 million was covered by FDIC shared-loss agreements) from $4.3 million at March 31, 2014 (of which $182,000 was covered by FDIC loss sharing agreements). The increase was primarily due to the Washington Banking Merger partially offset by $3.3 million in proceeds from the disposition of seven properties.

Operating Results

Net interest income increased $12.7 million to $28.6 million for the quarter ended June 30, 2014 compared to $15.9 million for the same period in 2013. Net interest income increased $12.9 million to $45.3 million for the six months ended June 30, 2014 compared to $32.5 million for the same period in 2013. The increases in net interest income are primarily due to the Washington Banking Merger.

Heritage’s net interest margin for the quarter ended June 30, 2014 decreased 27 basis points to 4.55% from 4.82% for the same period in 2013 and increased seven basis points from 4.48% in the linked-quarter ended March 31, 2014. The decline in net interest margin from the same period in 2013 is due to a change in the earnings asset mix (lower ratio of loans to earning assets and higher ratio of investments to earning assets) as well as lower contractual loan note rates. The increase in the net interest margin from the linked-quarter ended March 31, 2014 is primarily due to the increase in the impact from discount accretion as a result of the Washington Banking Merger. Heritage’s net interest margin for the six months ended June 30, 2014 decreased 48 basis points to 4.52% from 5.00% for the same period in 2013.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended June 30, 2014 was approximately 43 basis points compared to 45 basis points in the same quarter of the prior year and 25 basis points for the linked-quarter ended March 31, 2014. The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the six months ended June 30, 2014 was approximately 37 basis points compared to 58 basis points for the same period of the prior year.

The provision for loan losses on noncovered loans was $370,000 for the quarter ended June 30, 2014 compared to $345,000 for the quarter ended June 30, 2013 and $(21,000) for the linked-quarter ended March 31, 2014. For the six months ended June 30, 2014, the provision for loan losses on noncovered loans was $349,000 compared to $709,000 for the same period in the prior year.

The provision for loan losses on covered loans totaled $321,000 for the quarter ended June 30, 2014 compared to $1.1 million for the same period in the prior year and $479,000 for the linked-quarter ended March 31, 2014. For the six months ended June 30, 2014, the provision for loan losses on covered loans was $800,000 compared to $1.5 million for the same period in the prior year.

As of the merger dates, acquired loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from acquired loans was $2.7 million for the quarter ended June 30, 2014 compared to $1.5 million for the quarter ended June 30, 2013 and $935,000 for the linked-quarter ended March 31, 2014. The increase for the quarter ended June 30, 2014 was due to incremental accretion income from the Washington Banking Merger. For the six months ended June 30, 2014, incremental accretion income was $3.7 million compared to $3.8 million for the same period in the prior year.

For the quarter ended June 30, 2014, the Company recognized $109,000 of change in the FDIC indemnification asset compared to $(37,000) and $281,000 for the quarters ended March 31, 2014 and June 30, 2013, respectively.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Incremental accretion income over stated note rate(1)	$2,735	$935	$1,489	$3,670	$3,795
Change in FDIC indemnification asset	109	(37)	281	72	14
Provision for loan losses	(391)	(258)	(963)	(649)	(1,326)

Pre-tax earnings impact	$2,453	$640	$807	$3,093	$2,483

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “The net interest margin before incremental accretion income decreased 11 basis points to 4.12% for the quarter ended June 30, 2014 compared to 4.23% for the linked-quarter ended March 31, 2014. This core net interest margin reflected the decrease of the loan to deposit ratio in connection with the Washington Banking Merger. Loan yields before incremental accretion income increased six basis points to 5.28% for the quarter ended June 30, 2014 compared to 5.22% for the linked-quarter ended March 31, 2014.”

Noninterest income was $4.8 million for the quarter ended June 30, 2014 compared to $2.4 million for the same period in 2013 and $2.3 million for the linked-quarter ended March 31, 2014. For the six months ended June 30, 2014, noninterest income was $7.1 million compared to $4.6 million for the six months ended June 30, 2013. The increases were primarily due to the Washington Banking Merger.

In addition to the Washington Banking Merger, prior year initiatives had a significant impact on noninterest expense during 2013, and continue to impact 2014 expense levels. The following tables illustrate the expenses related to implementing these initiatives. The amounts reported represent identifiable costs paid to third-party providers as well as any retention bonuses or severance payments made in conjunction with these initiatives. The amounts do not include costs of additional staffing levels required to complete the initiatives nor do they include future expected cost savings from the Washington Banking Merger. The first table reports these expenses by initiative and the second table reports these expenses by expense category.

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Initiative	(in thousands)
NCB Acquisition	$—	$—	$74	$—	$782
CVB Merger	—	—	6	—	129
Valley Acquisition	12	430	232	442	354
Core system conversion	17	22	78	39	78
Consolidation of existing branches	—	11	—	11	—
Washington Banking Merger	5,287	330	—	5,617	—

Total Expense	$5,316	$793	$390	$6,109	$1,343

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Expense Category	(in thousands)
Compensation and employee benefits	$98	$—	$1	$98	$99
Occupancy and equipment	2	430	60	432	93
Data processing	2,567	14	10	2,581	516
Marketing	—	—	33	—	33
Professional services	2,607	313	227	2,920	543
Other expense	42	36	59	78	59

Total Expense	$5,316	$793	$390	$6,109	$1,343

The types of expenses associated with the significant expense categories in the table above are summarized as follows:

•	Compensation and employee benefits expense consisted substantially of retention bonus and severance packages paid to transition employees.

•	Occupancy and equipment expense consisted primarily of lease termination costs.

•	Data processing expense consisted of costs relating to the Company’s core system conversion as well as conversions of NCB and Valley Bank and the preparation for the future conversion of Whidbey Island Bank.

•	Professional services expense includes fees paid to financial advisors, attorneys, and accountants, and consultant fees related to mergers and acquisitions and to the core system conversion.

Noninterest expense was $27.0 million for the quarter ended June 30, 2014 compared to $13.0 million for the quarter ended June 30, 2013 and $14.8 million for the linked-quarter ended March 31, 2014. Noninterest expense was $41.8 million for the six months ended June 30, 2014, an increase of $15.0 million from $26.7 million for the six months ended June 30, 2013. The increases are due to the Washington Banking Merger and additional ongoing operating costs from mergers and acquisitions as well as specific costs identified in the table above.

Mr. Hinson added, “The costs associated with the Washington Banking Merger had a significant impact on operating ratios. Excluding merger costs, the efficiency ratio improved to 65% from a reported 81% for the quarter ended June 30, 2014. We expect to continue to see improvement in operating ratios as we realize the cost savings expected from the Washington Banking Merger.”

Mr. Deuel added, “We have made very good progress with the integration of the two banks. We are fully functioning with the new, combined organizational structure while we continue to work on process refinements. We are also positioned for a positive system conversion in early October when we will bring the legacy Whidbey business onto the Heritage operating platform. After the conversion we will truly be functioning as one bank.”

Income tax expense was $1.5 million for the quarter ended June 30, 2014 compared to $1.3 million for the comparable quarter in 2013 and for the linked-quarter ended March 31, 2014. The increase in income tax expense for the quarter ended June 30, 2014 from the prior year periods was due to the increase in pre-tax income and was partially offset by tax credits.

Dividend

On July 24, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on August 21, 2014 to shareholders of record on August 7, 2014.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 25, 2014 at 9:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 9:00 a.m. Pacific time. The call will be available for replay through August 8, 2014, by dialing (800) 475-6701 — access code 330527.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branching network of 67 banking offices in Washington and Oregon including the 31 Whidbey Island Bank branches. The Whidbey Island Bank branches will continue to operate under the Whidbey Island Bank name until the system conversion which is scheduled for completion during the fourth quarter of 2014. Following the system conversion, the six branch offices located on Whidbey Island will continue to operate under the Whidbey Island Bank name and the remainder of the branches will operate under the Heritage Bank name. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2014	March 31, 2014	June 30, 2013
	(in thousands)
Stockholders’ equity	$449,829	$216,417	$200,525
Less: goodwill and other intangible assets	130,353	30,824	14,025

Tangible common equity	$319,476	$185,593	$186,500

Total assets	$3,391,579	$1,662,473	$1,425,635
Less: goodwill and other intangible assets	130,353	30,824	14,025

Tangible assets	$3,261,226	$1,613,649	$1,411,610

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank. Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30, 2014	March 31, 2014	June 30, 2013
Assets
Cash on hand and in banks	$73,067	$40,042	$31,062
Interest earning deposits	70,416	114,353	59,991

Cash and cash equivalents	143,483	154,395	91,053
Other interest earning deposits	17,180	15,150	3,069
Investment securities available for sale	652,477	138,794	143,155
Investment securities held to maturity	38,768	39,208	13,078
Loans held for sale	7,378	—	—
Noncovered loans receivable, net	2,069,532	1,175,563	1,034,107
Less: Allowance for loan losses for noncovered loans	(22,369)	(22,820)	(22,611)

Noncovered loans receivable, net of allowance for loan losses	2,047,163	1,152,743	1,011,496
Covered loans receivable, net	159,662	61,474	80,726
Less: Allowance for loan losses for covered loans	(6,114)	(6,567)	(5,769)

Covered loans receivable, net of allowance for loan losses	153,548	54,907	74,957

Total loans receivable, net	2,200,711	1,207,650	1,086,453
FDIC indemnification asset	9,120	3,969	4,753
Other real estate owned ($3,045, $182 and $316 covered by FDIC shared-loss agreements, respectively)	8,106	4,284	3,796
Premises and equipment, net	66,255	33,907	27,356
Federal Home Loan Bank stock, at cost	12,547	5,666	5,482
Bank owned life insurance	32,614	—	—
Accrued interest receivable	9,315	5,180	4,822
Prepaid expenses and other assets	63,272	23,446	28,593
Other intangible assets, net	12,164	1,459	1,013
Goodwill	118,189	29,365	13,012

Total assets	$3,391,579	$1,662,473	$1,425,635

Liabilities and Stockholders’ Equity
Deposits	$2,866,542	$1,404,214	$1,196,531
Junior subordinated debentures	18,973	—	—
Securities sold under agreement to repurchase	25,450	28,790	16,360
Accrued expenses and other liabilities	30,785	13,052	12,219

Total liabilities	2,941,750	1,446,056	1,225,110

Common stock	366,158	138,874	122,519
Retained earnings	82,362	78,214	78,515
Accumulated other comprehensive income (loss), net	1,309	(671)	(509)

Total stockholders’ equity	449,829	216,417	200,525

Total liabilities and stockholders’ equity	$3,391,579	$1,662,473	$1,425,635

Common stock, shares outstanding	30,213,363	16,211,537	15,207,784

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income:
Interest and fees on loans	$27,446	$16,451	$16,028	$43,897	$32,747
Taxable interest on investment securities	1,812	639	404	2,451	777
Nontaxable interest on investment securities	638	436	345	1,074	680
Interest and dividends on other interest earning assets	127	87	82	214	139

Total interest income	30,023	17,613	16,859	47,636	34,343

Interest expense:
Deposits	1,297	854	909	2,151	1,847
Junior subordinated debentures	115	—	—	115	—
Other borrowings	15	18	10	33	19

Total interest expense	1,427	872	919	2,299	1,866

Net interest income	28,596	16,741	15,940	45,337	32,477
Provision for (recapture of) loan losses on noncovered loans	370	(21)	209	349	709
Provision for loan losses on covered loans	321	479	1,099	800	1,457

Net interest income after provision for loan losses	27,905	16,283	14,632	44,188	30,311

Noninterest income:
Bargain purchase gain on bank acquisition	—	—	—	—	399
Service charges and other fees	2,777	1,398	1,432	4,175	2,785
Merchant Visa income, net	316	245	211	561	384
Change in FDIC indemnification asset	109	(37)	281	72	14
Gain on sale of investment securities, net	87	180	—	267	—
Other income	1,491	521	433	2,012	1,059

Total noninterest income	4,780	2,307	2,357	7,087	4,641

Noninterest expense:
Compensation and employee benefits	12,779	8,011	7,617	20,790	15,206
Occupancy and equipment	2,816	2,617	1,995	5,433	3,915
Data processing	4,003	996	720	4,999	1,856
Marketing	496	505	386	1,001	712
Professional services	3,230	830	640	4,060	1,670
State and local taxes	554	249	305	803	584
Impairment loss on investment securities, net	37	8	24	45	26
Federal deposit insurance premium	460	252	275	712	507
Other real estate owned, net	214	52	5	266	(98)
Amortization of intangible assets	489	156	115	645	229
Other expense	1,915	1,103	925	3,018	2,120

Total noninterest expense	26,993	14,779	13,007	41,772	26,727

Income before income taxes	5,692	3,811	3,982	9,503	8,225
Income tax expense	1,544	1,268	1,292	2,812	2,650

Net income	$4,148	$2,543	$2,690	$6,691	$5,575

Basic earnings per common share	$0.16	$0.16	$0.18	$0.32	$0.37
Diluted earnings per common share	$0.16	$0.16	$0.18	$0.32	$0.37
Average number of common shares outstanding	25,425,812	16,017,038	14,980,201	20,747,416	14,961,302
Average number of diluted common shares outstanding	25,475,499	16,026,802	14,992,142	20,805,631	14,973,742

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Performance Ratios:
Efficiency ratio	80.88%	77.59%	71.09%	79.68%	72.01%
Return on average assets	0.59%	0.62%	0.75%	0.60%	0.79%
Return on average equity	4.49%	4.74%	5.33%	4.58%	5.58%
Average Balances:
Total loans receivable	$1,878,496	$1,205,416	$1,065,465	$1,543,815	$1,053,475
Taxable investment securities	343,571	127,863	105,687	236,313	105,955
Nontaxable investment securities	131,230	73,096	57,109	102,324	55,526
Other interest earning assets	170,087	109,826	97,425	140,123	94,317
Total interest earning assets	2,523,384	1,516,201	1,325,686	2,022,575	1,309,273
Total assets	2,813,432	1,652,894	1,436,979	2,236,369	1,421,890
Interest bearing deposits	1,821,683	1,049,228	938,527	1,437,589	927,954
Securities sold under agreement to repurchase	24,409	27,649	14,831	26,020	14,162
Junior subordinated debentures	12,694	—	—	6,382	—
Total interest bearing liabilities	1,859,225	1,076,878	953,359	1,470,212	942,117
Noninterest bearing demand deposits	553,284	343,826	273,307	449,133	268,166
Total equity	370,664	217,721	202,371	294,615	201,571
Tangible common equity	272,925	186,802	188,281	230,101	187,430
Net Interest Spread:
Yield on loans, net	5.86%	5.53%	6.03%	5.73%	6.27%
Yield on taxable investment securities	2.11%	2.03%	1.53%	2.09%	1.48%
Yield on nontaxable investment securities	1.95%	2.42%	2.42%	2.12%	2.47%
Yield on other interest earning assets	0.30%	0.32%	0.34%	0.31%	0.30%
Yield on interest earning assets	4.77%	4.71%	5.10%	4.75%	5.29%
Cost of interest bearing deposits	0.29%	0.33%	0.39%	0.30%	0.40%
Cost of securities sold under agreement to repurchase	0.26%	0.26%	0.26%	0.26%	0.27%
Cost of junior subordinated debentures	3.62%	—	—	3.62%	—
Cost of interest bearing liabilities	0.31%	0.33%	0.39%	0.32%	0.40%
Net interest spread	4.46%	4.38%	4.71%	4.43%	4.89%
Net interest margin	4.55%	4.48%	4.82%	4.52%	5.00%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Allowance for Noncovered Loan Losses:
Allowance balance, beginning of period	$22,820	$22,657	$22,837	$22,657	$24,242
Provision for (recapture of) loan losses	370	(21)	209	349	709
Net (charge-offs) recoveries:
Commercial business	(359)	232	(351)	(127)	(1,878)
One-to-four family residential	—	—	—	—	(52)
Real estate construction	(302)	—	(27)	(302)	(110)
Consumer	(160)	(48)	(57)	(208)	(300)

Total net (charge-offs) recoveries	(821)	184	(435)	(637)	(2,340)

Allowance balance, end of period	$22,369	$22,820	$22,611	$22,369	$22,611

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Allowance for Covered Loan Losses:
Allowance balance, beginning of period	$6,567	$6,167	$4,710	$6,167	$4,352
Net charge-offs	(774)	(79)	(40)	(853)	(40)
Provision for loan losses	321	479	1,099	800	1,457

Allowance balance, end of period	$6,114	$6,567	$5,769	$6,114	$5,769

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Other Real Estate Owned:
Balance, beginning of period	$4,284	$4,559	$5,263	$4,559	$5,666
Additions from foreclosures	—	218	513	218	513
Additions from acquisitions	7,121	—	—	7,121	2,279
Proceeds from dispositions	(3,337)	(520)	(1,955)	(3,857)	(4,916)
Gain on sales	38	27	60	65	232
Valuation adjustments	—	—	(85)	—	22

Balance, end of period	$8,106	$4,284	$3,796	$8,106	$3,796

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	June 30, 2014	March 31, 2014	June 30, 2013
Financial Measures:
Book value per common share	$14.89	$13.35	$13.19
Tangible book value per common share	$10.57	$11.45	$12.26
Stockholders’ equity to total assets	13.3%	13.0%	14.1%
Tangible common equity to tangible assets	9.8%	11.5%	13.2%
Tier 1 leverage capital to average assets	11.9%	11.5%	13.1%
Tier 1 capital to risk-weighted assets	13.7%	15.3%	17.5%
Total capital to risk-weighted assets	14.9%	16.6%	18.8%
Net loans to deposits ratio	77.0%	86.0%	90.8%
Deposits per branch	$42,784	$39,006	$35,192
Assets per full-time equivalent employees	$4,192	$4,644	$3,949

	As of Period End
	June 30, 2014	March 31, 2014
Nonperforming Noncovered Assets:
Nonaccrual noncovered loans by type:
Commercial business	$8,889	$6,432
One-to-four family residential	328	334
Real estate construction and land development	3,673	4,074
Consumer	698	700

Total nonaccrual noncovered loans(1)(2)	13,588	11,540

Other real estate owned, noncovered	5,061	4,102

Nonperforming noncovered assets	$18,649	$15,642

Restructured noncovered performing loans(3)	$20,293	$20,432
Accruing noncovered loans past due 90 days or more(4)	538	—
Potential problem noncovered loans(5)	136,974	58,421
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.08%	1.94%
Nonperforming noncovered loans	164.62%	197.75%
Nonperforming noncovered loans to total noncovered loans	0.66%	0.98%
Nonperforming noncovered assets to total noncovered assets	0.58%	0.97%

(1)	$3.0 million and $3.7 million of noncovered nonaccrual loans were considered troubled debt restructurings at June 30, 2014 and March 31, 2014, respectively.
(2)	$2.3 million and $1.8 million of noncovered nonaccrual loans were guaranteed by government agencies at June 30, 2014 and March 31, 2014, respectively.
(3)	$935,000 and $1.2 million of noncovered restructured performing loans were guaranteed by government agencies at June 30, 2014 and March 31, 2014, respectively.
(4)	There were no accruing noncovered loans past due 90 days or more that were guaranteed by government agencies at June 30, 2014 or March 31, 2014.
(5)	Potential problem noncovered loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $921,000 and $1.4 million of noncovered potential problem loans were guaranteed by government agencies at June 30, 2014 and March 31, 2014, respectively. The amount of noncovered potential problem loans related to the Washington Banking Merger was $83.0 million at June 30, 2014.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2014		March 31, 2014		June 30, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Noncovered loans:
Commercial business:
Commercial and industrial	$534,458	25.8%	$333,216	28.3%	$321,570	31.1%
Owner-occupied commercial real estate	473,603	22.9%	277,652	23.6%	213,705	20.7%
Non-owner occupied commercial real estate	637,067	30.8%	405,848	34.5%	358,060	34.6%

Total commercial business	1,645,128	79.5%	1,016,716	86.4%	893,335	86.4%
One-to-four family residential	86,422	4.2%	43,613	3.7%	43,370	4.2%
Real estate construction and land development:
One-to-four family residential	55,477	2.7%	20,436	1.8%	22,704	2.2%
Five or more family residential and commercial properties	74,552	3.6%	54,327	4.6%	39,743	3.8%

Total real estate construction and land development	130,029	6.3%	74,763	6.4%	62,447	6.0%
Consumer	210,230	10.1%	43,093	3.7%	37,448	3.6%

Gross noncovered loans	2,071,809	100.1%	1,178,185	100.2%	1,036,600	100.2%
Deferred loan fees, net	(2,277)	(0.1)%	(2,622)	(0.2)%	(2,493)	(0.2)%

Noncovered loans, net of deferred fees	2,069,532	100.0%	1,175,563	100.0%	1,034,107	100.0%

Covered loans	159,662		61,474		80,726

Total loans, net of deferred fees	$2,229,194		$1,237,037		$1,114,833

	June 30, 2014		March 31, 2014		June 30, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$669,017	23.3%	$353,043	25.1%	$274,256	22.9%
NOW accounts	723,889	25.3%	350,182	24.9%	299,442	25.0%
Money market accounts	510,374	17.8%	235,541	16.8%	206,630	17.3%
Savings accounts	342,605	11.9%	167,988	12.0%	130,472	10.9%

Total non-maturity deposits	2,245,885	78.3%	1,106,754	78.8%	910,800	76.1%
Certificates of deposit	620,657	21.7%	297,460	21.2%	285,731	23.9%

Total deposits	$2,866,542	100.0%	$1,404,214	100.0%	$1,196,531	100.0%

	As of Period End
	June 30, 2014	March 31, 2014	June 30, 2013
Other Data:
Total assets	$3,391,579	$1,662,473	$1,425,635
Total deposits	$2,866,542	$1,404,214	$1,196,531
Number of branches	67	36	34
Number of full-time equivalent employees	809	358	361

HERITAGE FINANCIAL CORPORATION

QUARTERLY FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Earnings:
Net interest income	$28,596	$16,741	$17,646	$17,581	$15,940
Provision for (recapture of) loan losses on noncovered loans	370	(21)	200	875	209
Provision for loan losses on covered loans	321	479	228	203	1,099
Noninterest income	4,780	2,307	2,429	2,582	2,357
Noninterest expense	26,993	14,779	18,505	14,285	13,007
Net income	4,148	2,543	710	3,290	2,690
Basic earnings per common share	0.16	0.16	0.04	0.20	0.18
Diluted earnings per common share	0.16	0.16	0.04	0.20	0.18
Average Balances:
Total loans receivable	$1,878,496	$1,205,416	$1,198,464	$1,191,572	$1,065,465
Investment securities	474,801	200,959	202,015	198,984	162,796
Total interest earning assets	2,523,384	1,516,201	1,528,580	1,492,556	1,325,686
Total assets	2,813,432	1,652,894	1,676,801	1,635,852	1,436,979
Interest bearing deposits	1,821,683	1,049,228	1,055,556	1,057,102	938,527
Noninterest bearing demand deposits	553,284	343,826	363,031	333,648	273,307
Total equity	370,664	217,721	217,606	215,707	202,371
Financial Ratios:
Return on average assets	0.59%	0.62%	0.17%	0.80%	0.75%
Return on average equity	4.49%	4.74%	1.30%	6.05%	5.33%
Efficiency ratio	80.88%	77.59%	92.18%	70.85%	71.09%
Net interest margin	4.55%	4.48%	4.58%	4.67%	4.82%

	As of Period End
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Balance Sheet:
Total assets	$3,391,579	$1,662,473	$1,659,038	$1,674,417	$1,425,635
Total loans receivable, net	2,200,711	1,207,650	1,203,096	1,208,082	1,086,453
Investment securities	691,245	178,002	199,288	202,339	156,233
Deposits	2,866,542	1,404,214	1,399,189	1,425,985	1,196,531
Noninterest bearing demand deposits	669,017	353,043	349,902	361,743	274,256
Total equity	449,829	216,417	215,762	216,595	200,525
Financial Measures:
Book value per common share	$14.89	$13.35	$13.31	$13.36	$13.19
Tangible book value per common share	$10.57	$11.45	$11.40	$11.44	$12.26
Tangible common equity to tangible assets	9.8%	11.5%	11.3%	11.3%	13.2%
Net loans to deposits	77.0%	86.0%	86.0%	84.7%	90.8%
Deposits per branch	$42,784	$39,006	$39,977	$33,952	$35,192
Assets per full-time equivalent employees	$4,192	$4,644	$4,448	$4,035	$3,949
Credit Quality Metrics:
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.08%	1.94%	1.94%	1.95%	2.19%
Nonperforming noncovered loans	164.62%	197.75%	292.80%	193.85%	180.17%
Nonperforming noncovered loans to total noncovered loans	0.66%	0.98%	0.66%	1.01%	1.21%
Nonperforming noncovered assets to total noncovered assets	0.58%	0.97%	0.76%	0.90%	1.19%